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                                                                      EXHIBIT 11


                               OPEN MARKET, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                          THREE MONTHS ENDED
                                               MARCH 31,
                                        --------------------

                                            1997       1996
                                        ---------  ---------

        Net loss........................ $(41,144)    $(6,867)
                                        =========  ==========

        WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

        Weighted average common shares
         outstanding....................    29,590     9,424

        Weighted average shares to
         reflect common stock options
         issued after March 31, 1995,
         pursuant to the treasury stock
         method.........................         -     3,619
        Weighted average shares to
         reflect the conversion of
         Series A, B and C Preferred
         Stock..........................         -    13,437
                                         ---------  --------
        Weighted average number of
         common and common equivalent
         shares outstanding.............    29,590    26,480
                                         =========  ========
         Net loss per common and common
         equivalent share...............  $  (1.39)   $(0.26)
                                         =========  ========